Exhibit 5.1

Company Overview August 14, 2002

Legal Disclaimer This presentation may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Homestore's future operating income. These forward- looking statements are subject to material risks and uncertainties and investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this presentation

Outline Assessment Vision and Strategy Business Unit Description Second Quarter Results External Factors Conclusion

Management W. Michael Long Chief Executive Officer Joined January 2002. Former CEO of Healtheon Corporation and Chairman of Healtheon/WebMD Jack D. Dennison Chief Operating Officer Joined January 2002. Former EVP, General Counsel and Secretary of Healtheon/WebMD Lewis R. Belote, III Chief Financial Officer Joined January 2002. Former SVP, Finance for Healtheon/WebMD; 12 years with Ernst & Young Allan P. Merrill EVP, Corporate Development Joined April 2000 as President HomeBuilder. Former Managing Director, Co-Head of Global Resources for UBS Warburg Steve A. Ozonian President, REALTOR.com(r) Joined in May 2000. Former chairman and CEO of Prudential Real Estate and Relocation Services Patrick R. Whelan President, Real Estate Services Joined May 2000 as President Apts. & Rentals. Former COO of Archstone Communities Trust Walter S. Lowry SVP, General Counsel Joined September 2001. Former GC for Business.com, iExchange.com, Quality Food Centers, Inc. and Chart House Enterprises, Inc.

Assessment: Key Attributes Homestore possesses a number of assets with which to build a strong franchise Unparalleled relationships within industry Leading online traffic position Extensive listing data Established products, technology and sales force

Assessment: Turnaround Steps Initial activities Strengthen balance sheet Sold ConsumerInfo.com for $130 million Reduce operating costs Reduced headcount and operating costs Negotiating termination of contracts Engage with customers Conducted extensive "listening tour" Formulate strategy Clarify and commit to clear strategy Adopted simple Vision Statement Committed to three business propositions Implementation Identify and implement operational plan

Homestore's Vision Statement We create media and technology solutions to promote and connect Real Estate Professionals to consumers before, during and after a move.

Post-Move Advertisers Real Estate Professionals Consumers Pre-Move Advertisers Homestore Network & Intellectual Property Homestore's Business Elements

Homestore's Business Propositions Promote and connect Real Estate Professionals to consumers: Real Estate Media Provide listing, lead and customer management software to Real Estate Professionals: Real Estate Software Enable advertisers to effectively reach pre- and post- move consumers: Pre- and Post- Move Advertising

Real Estate Media Opportunity Realtors Builders Rental Managers 4.8 2.5 1.4 $8.7 Billion1 $4.8B $1.4B HOMS annualized real estate media revenue of $138 million = 1.6% of total media spend2 Company estimates extrapolated from internal research and interviews with professionals Q2 2002 media revenue annualized $2.5B

1995 1997 1999 2001 Internet 0.02 0.18 0.37 0.41 Newspaper 0.51 0.51 0.43 0.41 Source: The 2002 NAR Profile of Home Buyers and Sellers. *Fannie Mae National Housing Survey July 2000 Buyers Are Going Online: According to Fannie Mae Internet reach is even higher: 56% in 2000* Internet Reach Equals Newspapers Newspapers Internet

Internet = Best Media Value REALTOR(r) Dollars Spent per 2001 Homebuyer Reached Source: NAR 2002 Profile of Home Buyers and Sellers & Wirthlin Study 2001 REALTOR.com(r) = Best Value Yellow Pages Newspapers Home Books Magazines Yard Signs Realtor.com

Real Estate Media Official Web site of the National Association of REALTORS(r) Offers nearly two million homes listed for sale Most popular resale homes for sale site with online home consumers11 Official new home listings Web site of the National Association of Home Builders Offers approximately 110,000 model homes, newly built homes and build-to-suit home plans Most popular new homes for sale site with online home consumers1 Offers more than 6.5 million apartments in 6,000 cities Offers senior housing, corporate housing and self- storage information Most popular apartments for rent site with online home consumers1 According to Media Metrix June 2002

Implementation Status Steps Taken in 2nd Quarter Product plan Create single product platform to serve multiple real estate and advertising verticals. Emphasis on listing, directory, display and web site products Sales plan Complement strong outside sales efforts with inside sales and account management to drive customer satisfaction, renewals and up-sells Customer service/operations plan Improve order entry and billing processes immediately with near-term adoption of new CRM and ERP systems

Real Estate Technology Opportunity Media Technology 1.2 0.048 $1.2 Billion1 HOMS market share 4% Company estimates extrapolated from internal research Q2 2002 software revenue annualized HOMS annualized real estate software revenue of $48 million = 4% of total technology spend2

Real Estate Software Number one contact management software for real estate agents Customizable and private-labeled for some of the largest real estate brokerage companies Helps realtors access and manage MLS data Search and retrieve listings data and send listing alerts Sales force automation software for the builder marketplace Qualify prospective homebuyers, generate purchase agreements and provide post-closing warranty service management Relocation-related software and tax management services for Fortune 500 companies

Pre- and Post- Move Advertising Home-related information and merchandise with a mortgage financing emphasis Content powers the House & Home Channel on America Online's proprietary network Traditional banner ads, directory listings and rich media Branded home plans magazines for consumers and homebuilders Direct marketing to new homeowners and renters since 1928 More than 21,000 businesses that reach over 1.8 million new movers annually Customized neighborhood address books, gift certificates and coupons

2nd Quarter Financial Highlights Balance sheet strengthened with sale of ConsumerInfo and settlement of Memberworks litigation $100M unrestricted cash as adjusted at June 30, 2002 Reduction in operating expenses $9.2 million reduction in Q2 vs. Q1 Forecasting positive cash flow from operations by end of year Operating income excluding non-cash stock based charges, depreciation and amortization is expected to be positive for December 2002

Summary Income Statement ($ in millions) 1st Quarter 2nd Quarter1 Revenue $74.1 $65.9 Cost of Goods Sold 22.2 21.3 Gross Profit 51.9 44.5 Operating Expenses1 92.3 104.01 Operating Income (40.4) (59.4) Interest Income / Other Expense 4.8 (3.0) Loss from Continuing Operations $(35.7) $(62.4) Adjusted to reflect $23 million charge related to Memberworks litigation settlement. Funds transferred from restricted cash on balance sheet to satisfy this claim

Net Assets and Capitalization ($ in millions) As adjusted at June 30, 20021 Cash and Cash Equivalents $99.9 Restricted Cash 93.2 Non-current Assets 74.9 Goodwill and Intangibles 120.1 Net Assets $388.1 Working Capital $55.2 Other Liabilities 221.2 Stockholders' Equity 111.7 Capitalization $388.1 Adjusted to reflect transfer of $58 million in restricted cash as follows: $23 million to Memberworks and other plaintiffs and $35 million to Cash and Cash Equivalents

Cash Flow Reconciliation (GAAP method, $ in millions) 1st Quarter 2nd Quarter1 1st Half1 Net Loss $(35.7) $(62.4) $(98.1) Plus: Non-cash Charges 45.1 36.9 82.1 Plus: Litigation Loss - 23.0 23.0 Plus: Change in Assets/Liabilities (36.9) (22.9) (59.8) Net Operating Cash (27.5) (25.4) (52.9) Plus: Cash Provided by Investing 15.9 (0.4) 15.5 Plus: Cash Provided by Financing 3.4 (2.9) 0.5 Plus: Cash Provided by Discontinued Operations1 4.1 94.31 98.41 Total Change in Cash $(4.1) $65.6 $61.6 Beginning Cash $38.3 $34.2 $38.3 Ending Cash1 $34.2 $99.91 $99.91 Adjusted to reflect settlement of Memberworks litigation

External Factors AOL Completed arbitration proceedings in July Traffic and content relationship remains in place Class Action Litigation Lead plaintiff and plaintiff's counsel certified Cendant Discussing modification of contracts

Conclusion Significant market opportunities Partnership with industry leaders Large, targeted consumer audience Established customer base Exposure to external factors